Exhibit 10.1

EXECUTION

SECOND amended and restated
EXECUTIVE Employment Agreement

This Second Amended and Restated Executive Employment Agreement (“Agreement”) is by and between McCord Christensen (“Executive”) and PetIQ, Inc. (the “Company”).

Whereas, Executive has been employed by the Company as its Chief Executive Officer pursuant to that Amended and Restated Employment and Non-Competition Agreement, dated May 9, 2019, the (“Prior Agreement”);

Whereas, the Company and Executive desire to amend and restate the Prior Agreement;

Whereas, the Company desires to continue to employ Executive as Chief Executive Officer and to continue to provide Executive with certain compensation and benefits in return for Executive’s services, and Executive agrees to continue to be employed by the Company in such capacity and to receive the compensation and benefits on the terms and conditions set forth herein;

Whereas, the Company has entered into an Agreement and Plan of Merger, dated as of August 7, 2024 (the “Merger Agreement”) by and among Gula Buyer Inc., a Delaware corporation, Gula Buyer Inc., a Delaware corporation and a wholly owned subsidiary of Parent and the Company;

Whereas, subject to the consummation of the transactions contemplated by the Merger Agreement, the Company and Executive desire to enter into this Agreement to become effective on the Closing (as defined in the Merger Agreement) (the “Effective Date”), in order to memorialize the terms and conditions of Executive’s continued employment by the Company upon and following the Effective Date. To the extent that the Closing (does not occur, or the Merger Agreement is terminated by its terms, this Agreement shall be void ab initio.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.            Employment by the Company.

1.1            Employment Period. Pursuant to the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company for the period commencing on the Effective Date and ending when Executive’s employment terminates in accordance with Section 5 of this Agreement (the “Employment Period”). Except as provided herein, from and after the termination of the Employment Period, Executive shall not be entitled to any rights or benefits (including, without limitation, any severance pursuant to this Agreement or any Company program, policy or otherwise) other than the Accrued Obligations (as defined below).

1.2            Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such continued employment on the terms and conditions set forth in this Agreement. In the event that Executive’s employment terminates for any reason, Executive hereby agrees that any other positions Executive holds within the Company and with its parent and any commonly owned subsidiaries shall be simultaneously terminated, and Executive agrees to submit his resignation as a director and with any commonly owned subsidiaries to the Board concurrent with Executive’s termination.

1.3            Duties. As Chief Executive Officer, Executive will report to the board of directors of the general partner of Parent (as defined below) (the “Board”), performing such duties as are normally associated with the position and such duties as are assigned from time to time. During the term of Executive’s employment with the Company, Executive will continue to work on a full-time basis for the Company and will continue to devote substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement primarily out of Executive’s home in Tampa, Florida; provided, however, that Executive shall be expected to make regular trips to the Company’s offices in Eagle, Idaho. In addition, Executive shall make such business trips to such other places as may be necessary or advisable for the efficient operations of the Company.

1.4            Company Benefits. Executive will continue to be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during the Employment Period. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

1.5            Vacation. While this Agreement is in effect, Executive shall receive unlimited paid time off subject to the Company’s vacation policies and procedures as in effect or amended from time to time.

1.6            Indemnification. Subject to applicable law, Executive will continue to be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, and the LP and LLC Agreements of the Company’s affiliates, as well as, any indemnification agreement (the “Indemnification Agreement”) he has with the Company or any of its affiliates, all as amended, including, if applicable, any directors’ and officers’ insurance policies. In addition to indemnification provided in the prior sentence, Executive shall also be entitled to the indemnification rights provided below. During the term of this Agreement and thereafter, the Company agrees to indemnify and hold Executive and his heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any investigation, claim or proceeding, or threatened claim or proceeding, against Executive that arises out of or relates to his service as an officer, director or employee, as the case may be, of the Company, or his services in any such capacity or similar capacity with an affiliate of the Company, both prior to and after the date hereof and to advance to Executive or his heirs or representatives such expenses upon written request. During the term of this Agreement and thereafter, the Company shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent as its other senior executives. For the avoidance of doubt, in the event that indemnification is triggered, Executive shall be entitled to the most favorable of the indemnification terms provided in the Company’s Certificate of Incorporation or Bylaws, the Indemnification Agreement, this Agreement, and the LLC and LP Agreements of the Company’s affiliates.

2.            Compensation.

2.1            Salary. During the Employment Period, Executive shall receive for Executive’s services to be rendered under this Agreement an annual base salary of $1,200,000, subject to review and increases (but not decreases) by the Board (or its delegee) in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”). Following any increase in the Base Salary, the “Base Salary” hereunder shall mean the Base Salary after any such increase.

2.2            Annual Bonus. During the Employment Period, Executive shall continue to be eligible to participate in the Company’s annual cash bonus plan as determined by the Board (or its delegee) in its sole discretion. Executive shall continue to be eligible to receive an annual cash bonus (the “Annual Bonus”) targeted at one hundred thirty-three [and a third] percent (133.33%) of the Annual Base Salary (the “Target Bonus”), based on the Company meeting certain levels with respect to the following financial targets (and weightings): forty percent (40%) based on net sales of Owned Brands (to be defined by the Board (or its delegee) and will exclude private labels), (ii) forty percent (40%) based on adjusted EBITDA and (iii) twenty percent (20%) based on net working capital, in each case as determined by the Board (or its delegee), in its sole discretion. The Annual Bonus shall be paid as, when and if determined by the Board (or its delegee), subject to applicable withholding and other payroll taxes, and subject to Executive’s continued employment through the end of the applicable performance year (except as otherwise provided herein). The Annual Bonus shall be paid no later than March 15 of the year following the year to which the Annual Bonus relates, subject to applicable withholding and other payroll taxes. Except as otherwise provided herein, Executive shall be entitled to receive the Annual Bonus if he is employed on the last day of the year, even if he is not employed on the date the Annual Bonus is paid.

2.3            Equity. As soon as practicable following the Closing (as defined in the Merger Agreement), but in no event later than thirty (30) days immediately after Closing, Executive shall be entitled to a grant of incentive units by Bulldog Ultimate Parent, LP (“Parent”) in an amount equal to three percent (3%) of the fully diluted equity of Parent (the “Incentive Units”), on terms and conditions that are consistent with Exhibit D to the Rollover Agreement entered into by Executive on even date herewith (the “MIP Term Sheet”).

2.4            Expense Reimbursement. The Company will continue to reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time; provided, however, that notwithstanding such policy, Executive shall choose travel and accommodations and be promptly reimbursed by the Company. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code (as defined below): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. For purposes of this Agreement, the “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

3.            Outside Activities during Employment. Executive will continue to work on a full-time basis for the Company and will continue to devote substantially all of Executive’s business time and attention to the business of the Company. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved in writing by the Board, and such approval shall not be unreasonably withheld. This restriction shall not, however, preclude Executive (x) from owning less than five percent (5%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

4.            No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5.            Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company shall be at-will, meaning either the Company or Executive may terminate Executive’s employment at any time, with or Without Cause or advance notice. The provisions in this Section 5 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter Executive’s at-will status.

5.1            Termination by Company Without Cause or by Executive for Good Reason.

(a)            The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 5.1 at any time, in accordance with Section 5.4, Without Cause (as defined in Section 5.2(b)) by giving notice as described in Section 13.1 of this Agreement. A termination pursuant to Section 5.4 below is not a termination Without Cause for purposes of receiving the benefits described in Sections 5.1.

(b)            If the Company terminates Executive’s employment at any time Without Cause or Executive terminates employment with the Company for Good Reason and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below) and the following “Severance Benefits”:

(i)            Executive shall be eligible to receive a severance payment in an amount equal to Ten Million Dollars ($10,000,000) (the “Severance Compensation”). The Severance Compensation shall be payable in accordance with the Company’s customary payroll practices (and subject to customary withholding and payroll taxes) as follows: (I) the first Five Million Dollars ($5,000,000) shall be payable in a single lump sum on the first regular payroll payment date following the date that is thirty (30) days after the date that Executive has a Separation from Service (“Separation Date”) (the “Severance Pay Commencement Date”), and (II) the excess of the Severance Compensation over Five Million Dollars ($5,000,000), shall be payable in substantially equal installments over the twenty-four (24) months following the Separation Date; provided, that no installment or portion of the Severance Compensation shall be payable or paid prior to the expiration of the applicable revocation period for the Release (as described in Section 5.1(f) below).

(ii)            If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the Separation Date until the earliest of: (A) eighteen (18) months following the Separation Date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 5.1(ii), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, an amount such that after paying all federal, state and local taxes on such amount, Executive is left with an amount equal to the COBRA premium for such month, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company;

(iii)            To the extent Executive has earned an Annual Bonus for the calendar year immediately preceding the year in which Executive’s termination has occurred, but has not yet received payment of that Annual Bonus, any such Annual Bonus shall be paid to Executive in a single lump sum, less applicable withholdings and deductions, no later than the Severance Pay Commencement Date; and

(iv)            Immediate vesting as of the Separation Date of all outstanding Incentive Units granted by Parent that vest solely based on the passage of time (and are not subject to any performance goals, including, without limitation, based on the achievement of any level of proceeds in connection with a transaction) that are held by Executive as of the Separation Date. The Incentive Units shall otherwise be subject to the applicable terms and conditions, including call rights, set forth in the applicable documents that shall be consistent with the MIP Term Sheet. The Company agrees that it shall cause its Parent and each of its affiliates to cause the vesting and the waivers provided herein.

(c)            Executive will be paid all of the Accrued Obligations (other than the Benefit Payments, as defined in (d) below) on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law and the Benefit Payments shall be made on the terms provided in the applicable employee benefit plan (collectively, the “Accrued Obligation Payment Dates”).

(d)            For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, (iii) benefits owed to Executive under any compensation plan or program of the Company, (iv) benefits owed to Executive under any employee benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan (the “Benefit Payments”), (v) Executive’s interests in all profit sharing arrangements or rights to receive compensation in any form, and (vi) any earned Annual Bonus in respect of a prior completed calendar year that has not yet been paid.

(e)            The Severance Benefits are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program (for clarity, Executive shall still maintain his entitlement under the terms of any equity plan, program or arrangement of the Company or any of its affiliates or any equity award agreement pursuant to which an equity award is granted to Executive).

(f)            Executive acknowledges and agrees that the Company’s obligations pursuant to Section 5.1(b)(ii) (other than the Accrued Obligations) are conditioned on the execution, delivery and non-revocation by Executive (or, if applicable, his executor, administrator or legal representative) of a general release on the Company’s customary form of release, which such Release shall not require Executive to release any of the Retained Claims (as defined below) (the “Release”) within thirty (30) days following the Separation Date, and in the absence of the timely execution, delivery and non-revocation of the Release, or if the Release is subsequently revoked by Executive, the Company shall have no obligation to make any such payments. The Company shall not have any obligation to make any payments whatsoever to Executive with respect to his employment by the Company, or the termination of his employment, other than as set forth in this Agreement, and any and all rights of Executive to any compensation or benefits in connection with his employment shall automatically and immediately terminate upon the termination of his employment, and Executive covenants and agrees not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. Notwithstanding anything to the contrary in this Agreement, if the payments set forth in Section 5.1(b) are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the timing of Executive’s execution and delivery of the Release could affect the calendar year in which such payments commence because the Separation Date occurs within thirty (30) days prior to the end of a calendar year, then no portion of such payments shall be made until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs, and any amount that is not paid prior to such date due to such restriction shall be paid (subject to the applicable conditions) on that date.

(g)            For purposes of this Agreement, “Retained Claims” shall mean all claims or liability in any way relating to the following: (i) Executive’s rights with respect to his equity interests held in Parent in accordance with the applicable agreements relating to such equity interests, (ii) the Accrued Obligations, (iii) the obligations of any insurer under any insurance policy, including, without limitation, director’s and officers’ liability insurance, (iv) any right of indemnification or advancement of expenses under this Agreement, the Company or its affiliates’ organizational documents or otherwise, (v) any rights Executive has pursuant to any written agreement with the Company or any of its affiliates, including, but not limited to, this Agreement, any equity award agreements, indemnification agreements, or otherwise, (vi) any rights Executive has connection with any employee benefit plans of the Company Group, (vii) any rights Executive has pursuant to any compensation plan, program or arrangement of the Company Group and (viii) any rights to COBRA or workers’ compensation benefits.

5.2            Termination by the Company for Cause.

(a)            Subject to the terms of this Agreement, the Company shall have the right to terminate Executive’s employment with the Company at any time, in accordance with Section 5.4, for Cause by giving notice as described in Section 13.1 of this Agreement. In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits or any other severance compensation or benefits, except that, the Company shall pay to Executive the Accrued Obligations on the Accrued Obligation Payment Dates.

(b)            For purposes of this Agreement, “Cause” shall mean: (i) a material breach by Executive of any material provision of this Agreement which, if curable, is not cured within thirty (30) days after Executive’s receipt of written notice of such breach from the Company; (ii) indictment for, conviction of, or plea of guilty or nolo contendere to any felony or a misdemeanor involving fraud, embezzlement or other crime of moral turpitude, that has or may reasonably be expected to have a material adverse effect on the reputation or business of the Company, its parent or subsidiaries (the “Company Group”) or which results in gain or personal enrichment of Executive to the detriment of the Company Group; (iii) the commission of any act by Executive of willful misconduct or malfeasance, in each case, in connection with Executive’s performance of his duties with the Company Group that has a material adverse effect on the reputation or business of the Company Group; or (iv) Executive’s material breach of the Company’s written policies relating to harassment, discrimination, retaliation or misuse of confidential information that has a material adverse effect on the reputation or business of the Company Group. “Without Cause” shall mean a termination by the Company of Executive’s employment for any reason or under any circumstances other than a termination based upon Cause, death or Disability.

(c)            Resignation by Executive.

(i)             Executive may resign from Executive’s employment with the Company at any time, in accordance with Section 5.4, by giving notice as described in Section 13.1.

(ii)            In the event Executive resigns from Executive’s employment with the Company for any reason other than Good Reason in accordance with Section 5.1, Executive will not, unless otherwise agreed in writing, receive the Severance Benefits or any other severance compensation or benefits, except that, the Company shall pay to Executive the Accrued Obligations on the Accrued Obligation Payment Dates.

(iii)           For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (i) any reduction in Executive’s Base Salary or any failure by the Company or any affiliate to pay Executive any amounts due and owing; (ii) any material breach of this Agreement by the Company or any material breach of any other agreement by the Company or any affiliate of the Company that adversely affects Executive; (iii) any material diminution in Executive’s titles, duties, authorities, responsibilities, or reporting relationships relative to Executive’s greatest titles, duties, authorities, responsibilities, and reporting relationships Executive had with the Company or any predecessor during his employment (other than a diminution occurring solely as a result of Executive becoming a private company CEO of the Company in a transaction of the Company with the Bansk Group that closes prior to December 31, 2025); (iv) the assignment to Executive of any duties that are materially inconsistent with his position; (v) Executive’s removal as CEO of the Company; (vi) the removal or failure to appoint Executive to the Company’s Board of Directors (or any similar entity at the Company or any parent of the Company); (vii) any requirement from the Company that Executive moves his residence from Tampa, Florida or the relocation of the Company’s headquarters by more than twenty-five (25) miles from Eagle, Idaho; (viii) Executive receiving any directive from the Board (or other ultimate decision maker) that is illegal and (ix) any requirement for Executive to enter into any non-compete or non-solicitation covenants that are materially inconsistent with the non-compete and non-solicitation provisions provided in this Agreement or non-compete and non-solicitation provisions identical in all respects to those in this Agreement; provided, however, that, any such termination by Executive shall only be deemed to be for Good Reason pursuant to this provision if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within one (1) year following the initial occurrence of the event(s) giving rise to Good Reason, which notice shall describe the condition(s) alleged to constitute Good Reason; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) and (3) Executive actually terminates employment with the Company no more than ninety (90) days following the expiration of the Cure Period.

5.3            Termination by Virtue of Death or Disability of Executive.

(a)            In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate, in accordance with Section 5.4 and the Company shall pay to Executive’s legal representatives all Accrued Obligations on the Accrued Obligation Payment Dates and shall cause immediate vesting as of the Separation Date of all outstanding Incentive Units granted by Parent that vest solely based on the passage of time (and are not subject to any performance goals, including, without limitation, based on the achievement of any level of proceeds in connection with a transaction) that are held by Executive as of the Separation Date. The Incentive Units shall otherwise be subject to the applicable terms and conditions, including call rights, set forth in the applicable documents that shall be consistent with the MIP Term Sheet. The Company agrees that it shall cause its Parent and each of its affiliates to cause the vesting and the waivers provided herein.

(b)            Subject to applicable state and federal law, the Company and Executive shall at all times have the right, upon written notice to the other party, and in accordance with Section 5.4, to terminate this Agreement based on Executive’s “Disability”. Executive’s employment may only be terminated based on Disability if Executive has been determined to be totally or completely disabled (or any similar term) pursuant to the Company’s long-term disability plan and Executive has commenced receiving disability benefits pursuant to that plan. In the event Executive’s employment is terminated based on Executive’s Disability, unless otherwise agreed to in writing, Executive will not receive Severance Benefits, or any other severance compensation or benefit, except that, the Company shall pay to Executive the Accrued Obligations on the Accrued Obligation Payment Dates and shall cause immediate vesting as of the Separation Date of all outstanding Incentive Units granted by Parent that vest solely based on the passage of time (and are not subject to any performance goals, including, without limitation, based on the achievement of any level of proceeds in connection with a transaction) that are held by Executive as of the Separation Date. The Incentive Units shall otherwise be subject to the applicable terms and conditions, including call rights, set forth in the applicable documents that shall be consistent with the MIP Term Sheet. The Company agrees that it shall cause its Parent and each of its affiliates to cause the vesting and the waivers provided herein.

5.4            Notice; Effective Date of Termination.

(a)            Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)             immediately after the Company gives notice to Executive of Executive’s termination, with or Without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)            immediately upon Executive’s death;

(iii)           ten (10) days after the Company gives notice to Executive or Executive gives notice to the Company of Executive’s termination on account of Executive’s Disability, unless the Company or Executive specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;

(iv)           ten (10) days after Executive gives written notice to the Company of Executive’s resignation without Good Reason, provided that the Company may set a Separation Date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation throughout the full required notice period, even if the Company elects to shorten the notice period; or

(v)           for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 5.1(f).

(b)            In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to termination.

5.5            Application of Section 409A.

(a)            It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefits will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 5.5(a) and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 5. No interest shall be due on any amounts deferred pursuant to this Section 5.5(a). The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

6.            Section 280G/4999.

6.1            Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Agreement or otherwise from the Company or any person or entity are considered “parachute payments” under Section 280G of the Code after the application of all exemptions available under Code Section 280G(b)(5)(A), then such parachute payments will be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive will exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement will mean the sum of (i) the total amounts payable to Executive under this Agreement, plus (ii) all other payments and benefits which Executive receives or then is entitled to receive from the Company or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal, state and local taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 6.1 will be made at the Company’s expense by a nationally recognized certified public accounting firm or other professional services firm, in either case, as may be designated by the Company prior to a change in control (the “Firm”). In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Firm, the amount of such underpayment or overpayment will forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 6.1 will occur in the following order: (a) any cash severance, (b) cancellation of equity awards being taken into account at full value that were granted “contingent on a change in ownership or control” within the meaning of 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (c) any other cash amount payable to Executive, (d) any benefit valued as a “parachute payment,” (e) the acceleration of vesting of any equity awards that are options, and (f) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

7.            Other Termination and Post-Termination Considerations

7.1            Executive agrees and covenants that, following the Employment Period, he shall, to the extent reasonably requested in writing by the Company, cooperate in good faith with and assist the Company Group in the pursuit or defense of any claim, administrative charge, or cause of action by or against the Company Group as to which Executive, by virtue of his employment with the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum, excluding any claim, charge or cause of action brought by the Company Group against Executive. The Company shall reimburse Executive for his reasonable out-of-pocket expenses in complying with this Section 7.1.

7.2            Executive agrees and covenants that, following the Employment Period, he shall not voluntarily assist, support, or cooperate with, directly or indirectly, any other person or entity alleging or pursuing or defending against any claim, administrative charge, or cause of action against or by the Company, as the case may be, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended to, or shall prohibit Executive from, providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency (as set forth in Section 9.3 through Section 9.5 hereof).

7.3            Notwithstanding anything to the contrary contained herein, upon termination of Executive’s employment for any reason or under any circumstance, unless otherwise requested by the Board, Executive shall be deemed to have given the Company notice of his resignation from any and all positions as an officer of the Company and of any other member of the Company Group and as a member of the Board or other similar governing body of the Company and or any other member of the Company Group, to the extent applicable. If, for any reason, this Section 7.3 is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Board or the Company’s request, execute any documents or instruments that the Board or the Company may deem necessary or desirable to effectuate such resignations.

7.4            Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall return any and all of the property of the Company Group (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, Confidential Information (as defined below) and Work Product (as defined below) and other proprietary materials) and all other materials.

8.            Non-Compete; Non-Solicitation

8.1            Non-Compete. During the Employment Period and until the later of (x) the third anniversary of the Closing Date (as defined in the Merger Agreement) and (y) two (2) years following the termination of Executive’s employment (the “Restricted Period”), Executive agrees that he shall not, and shall not permit his respective affiliates to, directly or indirectly through another person, engage in a Competitive Business (defined below) by providing any services similar to those provided during employment for the Company, including without limitation any business management, strategic planning, or sales services, advice, or expertise, or any related services, in any geographic location in which the Company Group is engaged in business, which includes the United States (the “Geographic Area”). For purposes of this Agreement, “Competitive Business” shall mean (i) any business that is engaged in the acquisition, distribution, marketing, sale, resale, manufacture or production of veterinary pet prescription and over-the-counter medications, treats or related products, and providing preventative pet care and veterinarian services (collectively, the “Business”), (ii) any business that develops, produces, manufacturers or sells products or services incidentally or primarily related to the Business, (iii) any other business directly in competition with the Business and (iv) any other line of business in which the Company Group was materially engaged or was actively pursuing as of the Separation Date.

8.2            Non-Solicitation. Executive agrees that during his employment, and during the Restricted Period, Executive shall not, and shall not permit his respective affiliates to, directly or indirectly through another person within the Geographic Area, to:

(a)            hire any employee or independent contractor of the Company Group, or solicit, induce, recruit or encourage any such employee or independent contractor to leave the employ of, or reduce the services provided to, the Company, or encourage or attempt to do any of the foregoing, either for Executive’s own purposes or for any other person or entity.

(b)            (A) solicit, interfere with, subvert, disrupt or alter the relationship, contractual or otherwise, between the Company Group and any client, customer, contractor, vendor, supplier, licensor or licensee of the Company Group, or any prospective client, customer, contractor, vendor, supplier, licensor or licensee of the Company Group, (B) divert or take away or attempt to divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or (C) encourage or attempt to do any of the foregoing, either for Executive’s own purposes or for any other person or entity; provided, however, that the restrictions in this Section 8.2(b) shall not apply to customers, clients, prospective customers or prospective clients who are members of the general public.

(c)            Executive acknowledges that the restrictions set forth in Sections 8.1 and 8.2 are fair and reasonable in all respects. Without limiting the foregoing, Executive makes the following acknowledgments:

(i)             Executive will, by virtue of Executive’s position with the Company, have and gain a high level of inside knowledge regarding the Company Group and its business, and as a result, will have the ability to harm or threaten its legitimate business interests, including without limitation, its goodwill, technologies, intellectual property, business plans, processes, methods of operation, customers, customer lists, referral sources, vendors and vendor contracts, financial and marketing information, and other trade secrets.

(ii)            Executive will provide services or have significant presence or influence on behalf of the Company Group within the entire Geographic Area due to the nature of the Company Group’s business, which is conducted extensively throughout the Geographic Area.

(iii)           Executive has received sufficient consideration in exchange for the covenants made herein.

9.            Nondisclosure and Nonuse of Confidential Information

9.1            Subject to Executive’s rights in Sections 9.3 through 9.5, Executive will not disclose or use at any time, either during the term or thereafter, any Confidential Information (as hereinafter defined) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit Executive from (i) disclosure in order to enforce his rights against the Company or any affiliate or (ii) complying with any subpoena, order, judgment or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that, with respect to an Order (i) Executive agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its sole discretion pursues, and (ii) in complying with any such Order, Executive shall limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of his employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, electronic information, files and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product of the business of the Company Group which Executive may then possess or have under his control; provided, however, that Executive may retain rolodex’s and other similar contact information.

9.2            As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement, if it is not public, except that Executive shall have the right to disclose the existence and content of this Agreement to his spouse, legal advisors and financial advisors) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company Group or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any of its subsidiaries (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software and hardware, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases and data, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that is publicly known and made generally available through no wrongful act of Executive or others who were under confidentiality obligations as to the information involved. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

9.3            For the avoidance of doubt, this Section 9 does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about the Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures.

9.4            Notwithstanding anything in this Section 9 or elsewhere in the Agreement to the contrary, Executive understands that Executive may, without informing the Company prior to any such disclosure, disclose Confidential Information (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding. Additionally, without informing the Company prior to any such disclosure, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive may disclose Confidential Information to his attorney and use the Confidential Information in the court proceeding or arbitration. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege; provided, however, that Executive may disclose such communications to an internal or third-party ethics hotline maintained by the Company.

9.5            Pursuant to the Defend Trade Secrets Act of 2016, Executive and the Company acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, through any of Executive’s controlled affiliates, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if Executive files a claim for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to a valid order.

10.           Property; Inventions and Patents.

10.1          Executive has attached hereto, as Schedule A, a list describing any Inventions (as defined below), which belong to Executive, which were made by Executive prior to the date of this Agreement, which relate to the Company Group and which are not assigned to the Company under this Agreement (the “Prior Inventions”). Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), excluding all Prior Inventions, belong in all instances to the Company or such affiliate. To the extent that any of the Prior Inventions are incorporated into the product, process or machine of the Company or any affiliate by Executive, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, transferable, sublicensable, worldwide license to make, have made, modify, use and sell such Prior Invention as a part of or in connection with such product, process or machine. Executive will promptly disclose such Work Product to the Company’s General Counsel or his or her designee and perform all actions reasonably requested by the Company’s General Counsel or his or her designee (whether during or after the term of Executive’s employment) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company Group (whether during or after the period of Executive’s employment with the Company) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

10.2          Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Schedule A are not related in any way to the Company Group, except as stated therein. For the avoidance of doubt, if any invention (i) is developed by Executive entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information and (ii) does not either (1) relate to the Company’s business (or actual or demonstrably anticipated research or development) at the time of conception or reduction to practice of the invention or (2) result from any work performed by Executive for the Company, such invention shall not be deemed to be Work Product for purposes of this Agreement and shall not be subject to the provisions hereof relating to Work Product.

10.3          Executive shall assist and cooperate fully with the Company Group in obtaining for the Company Group the grant of letters patent, copyrights and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company Group may designate. With respect to Work Product, Executive shall, during the period of Executive’s employment and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company Group and take all such other appropriate lawful actions as the Company Group requests.

11.          Mutual Non-Disparagement.

11.1          Subject to Executive’s rights in Sections 9.3 through 9.5, Executive agrees that he will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written) to any person, other than any reasonable statements made with respect to employees or officers in connection with the ordinary course performance of Executive’s employment, that disparages the Company Group, or is likely in any way to harm the business or the reputation of the Company Group, or any of their respective former, present or future managers, directors, officers, members, stockholders or employees.

11.2          The Company agrees to direct the members of the Board and the Company’s executive officers not to make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written) to any person, other than reasonable statements in connection with the ordinary course performance of Board or the Company’s executive officers duties, that disparages Executive, or is likely in any way to harm the business or the reputation of Executive.

12.            Acknowledgement and Enforcement.

12.1          Executive acknowledges that he has become familiar, or will become familiar with the trade secrets of members of the Company Group’s and with other confidential and proprietary information concerning members of the Company Group and their respective predecessors, successors, customers and suppliers, and that his services are of special, unique and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein, but for Executive’s agreements herein (including the Employment Covenants). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the Effective Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Sections 5.5 through 11 (collectively, the “Employment Covenants”) are reasonable and necessary to protect the Company Group’s interests, trade secrets and other Confidential Information, proprietary information, goodwill, stable workforce and customer relations.

12.2          Without limiting the generality of Executive’s agreement with the provisions of Section 12.1, Executive (i) represents that he is familiar with and has carefully considered the Employment Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Employment Covenants, (iv) agrees that the Company currently conducts business throughout the Restricted Area and (v) agrees that the Employment Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions.

12.3          Because Executive’s services are special, unique and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement, including the Employment Covenants set forth herein. Therefore, in the event of a breach or threatened breach of this Agreement or any Restrictive Covenant herein, the Company Group and its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

13.          General Provisions.

13.1          Notices. Any notices hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after timely deposit for next-business-day delivery with a nationally recognized overnight courier, specifying next-business-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location, to the attention of the General Counsel, and to Executive at either Executive’s address as listed on the Company payroll records, or Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

13.2          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

13.3          Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination for such period as may be appropriate under the circumstances, including, but not limited to, Sections 1.6, 2.4, 5, 6, and the Employment Covenants.

13.4          Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.5          Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement and any other agreements or arrangements relating to equity in the Company, its parent or any of its affiliates is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including, but not limited to, the Prior Agreement. The Company shall waive and shall cause its affiliates to waive the restricted covenants and any other terms adverse to Executive in the Prior Agreement or any other agreements incorporating restrictive covenants (including, but not limited to, award agreements) except for those with restrictive covenants identical to those in this Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

13.6          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that facsimile and scanned image copies of signatures, including DocuSign, will suffice as original signatures.

13.7          Withholding Taxes. The Company will be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

13.8          Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.9          Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

13.10        Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Idaho without regard to any conflicts of laws principles of the State or Idaho or any other state.

13.11        Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except where prohibited by law, the parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The location for the arbitration shall be in Boise, Idaho. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company. The parties acknowledge and agree that their obligations to arbitrate under this Section 13.11 survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration in this Agreement as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

[signatures to follow on next page]

EXECUTION

In Witness Whereof, the parties have duly executed this Agreement as of August 7, 2024.

PETIQ, INC.

By:	/s/ William Carter
Name: William Carter
Title: Executive Vice President and General Counsel

With respect to waiver of terms of Prior Agreement,

PETIQ, LLC

By:	/s/ William Carter
Name: William Carter
Title: Executive Vice President and General Counsel

EXECUTIVE

/s/ McCord Christensen
McCord Christensen

EXECUTION

SCHEDULE A

[Prior Inventions]